EXHIBIT 8.1

LIST OF SUBSIDIARIES OF YANZHOU COAL MINING COMPANY LIMITED

As of December 31, 2011, we owned the following subsidiaries:

Name of Subsidiary	Country of incorporation/ registration and operation
Austar Coal Mine Pty Limited	Australia
Yanmei Heze Nenghua Company Limited	PRC
Yancoal Australia Limited	Australia
Shandong Yanmei Shipping Co., Ltd.	PRC
Yanzhou Coal Yulin Nenghua Company Limited	PRC
Zhongyan Trade Co., Ltd. of Qingdao Bonded Area	PRC
Yankuang Shanxi Nenghua Co., Ltd.	PRC
Shanxi Heshun Tianchi Energy Company Limited	PRC
Shanxi Tianhao Chemicals Co., Ltd.	PRC
Shandong Hua Ju Energy Co., Limited	PRC
Yanzhou Coal Ordos Neng Hua Company Limited	PRC
Inner Mongolia Yize Mining Investment Co., ltd.	PRC
Inner Mongolia Rongxin Chemicals Co., Ltd.	PRC
Inner Mongolia Daxin Industrial Gas Co., Ltd.	PRC
Inner Mongolia Xintai Coal Mining Company Limited	PRC
Yancoal International (Holding) Co., Ltd.	Hong Kong
Yancoal International Resources Development Co., Ltd.	Hong Kong
Yancoal International Technology Development Co., Ltd.	Hong Kong
Yancoal International Trading Co., Ltd.	Hong Kong
Yancoal Resources Limited	Australia
Ashton Coal Operations Pty Limited	Australia
Athena Coal Pty Ltd.	Australia
Felix NSW Pty Ltd.	Australia
Moolarben Coal Mines Pty Limited	Australia
Moolarben Coal Operations Pty Ltd.	Australia
Moolarben Coal Sales Pty Ltd.	Australia
Proserpina Coal Pty Ltd.	Australia
Syntech Holdings Pty Ltd.	Australia
Syntech Holdings II Pty Ltd.	Australia
Tonford Pty Ltd.	Australia
UCC Energy Pty Limited	Australia
Wesfarmers Char Pty Limited	Australia
Wesfarmers Premier Coal Limited	Australia
White Mining (NSW) Pty Limited	Australia
White Mining Research Pty Ltd.	Australia
White Mining Services Pty Limited	Australia
White Mining Limited	Australia
Yancoal Canada Resources Co., Ltd.	Canada
Mountfield Properties Pty Ltd.	Australia
AMH (Chinchilla Coal) Pty Ltd.	Australia
Syntech Resources Pty Ltd.	Australia
Yancoal Luxembourg Energy Holding Co., Limited	Luxembourg
Yarrabee Coal Company Pty Ltd.	Australia